Exhibit 10.2

Jay Bray President & Chief Executive Officer

REVISED AND SUPERSEDES OFFER LETTER DATED JANUARY 5, 2012

January 18, 2012

Mr. Harold Lewis

2560 Sugarloaf Club Drive

Duluth, GA 30097

Dear Harold:

This letter will confirm our offer and your acceptance to join our team as President & Chief Operating Officer, reporting directly to me. The details of our offer are outlined below:

Position Title:	President & Chief Operating Officer

Base Salary:	Your annual base salary will be $450,000. You will be paid semi-monthly at the rate of $37,500 per month.

Bonus Opportunity:	You will be eligible to participate in the Executive Management Bonus Plan which is based on Operating Cash Flow. A bonus pool of 5% of Operating Cash Flow is created at year end. Your annual bonus is anticipated to be 20% of the bonus pool

Bonus Guarantee:	For 2012, you will receive a minimum bonus guarantee of $1,150,000.

Long Term Incentive Opportunity:	You will be eligible to participate in Nationstar’s Long Term Equity Plan. Participants in the Plan receive equity grants that vest equally over three (3) years. Your initial opportunity will be 35% of your annual bonus.

Sign-on Equity Award:	You will receive an initial equity grant of $1,000,000, vested equally over a three year period from the date of grant.

Sign-on Bonus:	To compensate for the forfeiture of your 2011 profit sharing payout, you will receive a sign-on bonus of $650,000, payable within two weeks of your start date. Should you voluntarily terminate employment with Nationstar within two years of your employment date, you will be required to reimburse Nationstar for the sign-on bonus.

Deferred Cash Award:	You will receive a deferred cash award in the amount of $100,000 which will vest in twelve (12) months from your date of hire and paid within 30 days of such date.

Employment Agreement:	You will be provided with an employment agreement which includes a 12 month severance provision (12 month’s base salary plus 50% of prior year’s actual bonus) should your employment be terminated by the Company without cause or by you for good reason.

350 Highland Drive, Lewisville, Texas 75067 • Phone 469.549.3337 • jay.bray@nationstarmail.com

Harold Lewis

Relocation:	You will be given a relocation payment of $550,000, payable within 30 days of your start date. Reimbursable expenses which are taxable will be grossed up for tax purposes. Should you voluntarily terminate employment with Nationstar within two years of your employment date, you will be required to reimburse Nationstar for the relocation payment.

Anticipated Start Date:	February 15, 2012

Should you accept employment with Nationstar, you are eligible to participate in a variety of health and welfare plans: medical, dental, life, disability, sick leave, vacation and paid holidays. You will also be eligible to participate in the Nationstar 401-k plan. More information about these benefits is included in your new hire package with instructions for enrollment.

This offer is contingent upon the following:

•	Proof of right to work in accordance with (I-9) governmental requirements,

•	Verification of the information you have provided, and

•	Upon obtaining negative drug test results and satisfactory background check.

There are several important documents for you to read and complete to ensure a smooth transition to Nationstar. We ask that you complete these activities prior to your first day.

Complete all the new hire paperwork in the e-mail titled “New Hire Paperwork: Nationstar Mortgage”. You will note that on certain paperwork (i.e. forms I-9 and W-4) there are sections for the employer to complete. Please leave these sections blank. It is necessary that you complete all paperwork and e-mail it back before your first day.

I am anxiously looking forward to you joining the Nationstar team. If you have any questions regarding the content of this memo, please feel free to contact me at any time. I will endeavor to answer any questions you may have.

Initially this memo will be transmitted to you via e-mail for your review. An original copy, along with an employee new hire information package, will be sent this evening via next day delivery to your residence.

Best Regards,

Jay Bray

Please sign the enclosed copy of the offer letter and return to me.

I, Harold Lewis, concur with all the conditions outlined in the above letter.

/S/ Harold Lewis	1-20-12
(signature)	(date)